EXHIBIT 99.1

ISTA Pharmaceuticals Announces

Common Stock Offering

IRVINE, Calif., August 6, 2004. ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) announced today that it has agreed to sell 1,570,000 shares of its common stock at a price of $8.50 per share to certain institutional investors for aggregate proceeds of approximately $13.3 million, before placement fees and other offering expenses. The company expects this transaction to close on or about August 11, 2004, subject to the satisfaction of customary closing conditions. Net proceeds of the offering will be used for general corporate purposes, which may include business development opportunities. All of the shares of common stock are being offered by ISTA pursuant to an effective registration statement previously filed with the Securities and Exchange Commission.

Banc of America Securities LLC, Thomas Weisel Partners LLC, Lazard Frères & Co. LLC and C.E. Unterberg, Towbin, LLC have acted as placement agents for the transaction. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Banc of America Securities LLC, 9 West 57th Street, New York, New York 10019 or Thomas Weisel Partners LLC, One Montgomery Street, Suite 3700, San Francisco, California 94104.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such State.

ABOUT ISTA

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s products and product candidates seek to address serious diseases and conditions of the eye such as vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA’s goal is to continue its growth as a specialty pharmaceutical company by acquiring complementary products, either already marketed or in late-stage development. For more information, please visit the company’s Web site at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. For example, the statement regarding the expected timing of the closing of the offering described herein is a forward-looking statement. ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, the risk that the financing described herein does not close due to the failure of one or more conditions to closing or the triggering of a termination event set forth in the Placement Agency Agreement entered into among ISTA and the placement agents, the form of which will be filed with the SEC under a Form 8-K, and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, respectively.

SOURCE ISTA Pharmaceuticals, Inc.

Vince Anido, +1-949-788-5311, vanido@istavision.com, or

Lauren Silvernail, +1-949-788-5302, lsilvernail@istavision.com,

both of ISTA Pharmaceuticals;

Media - Justin Jackson, jjackson@ny.burnsmc.com,

Investors - Lisa Burns, or Aline Schimmel, aschimmel@ny.burnsmc.com,

all of Burns McClellan, +1-212-213-0006, for ISTA Pharmaceuticals, Inc.